As filed with the Securities and Exchange Commission on November 1, 2000
                                                    Registration No. 333-
                     --------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              ---------------------

                        RICHTON INTERNATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)

           Delaware                                         05-012205
(State or other jurisdiction                           (I.R.S. employee
of incorporation or organization)                     identification no.)

                                767 Fifth Avenue
                            New York, New York 10153
                    (Address of principal executive offices)

   Richton International Corporation 1990 Long-Term Incentive Plan, as amended
         Richton International Corporation 2000 Long-Term Incentive Plan
                              (Full title of Plan)

                              Cornelius F. Griffin
                   Vice President and Chief Financial Officer
                        Richton International Corporation
                                767 Fifth Avenue
                            New York, New York 10153
                     (Name and address of agent for service)
                                 (212) 751-1445
          (Telephone number, including area code of agent for service)
                               -------------------
                                    Copy to:

                           Marshall E. Bernstein, Esq.
               Robinson Brog Leinwand Greene Genovese & Gluck P.C.
                           1345 Avenue of the Americas
                          New York, New York 10105-0143
                            Telephone: (212) 586-4050

                         CALCULATION OF REGISTRATION FEE

=======================  ======================= ======================= =======================  ======================
                                                        Proposed                Proposed
  Title of Securities                                    Maximum                 Maximum
   to be Registered           Amount to be         Offering Price Per           Aggregate               Amount of
                               Registered              Share(1)(2)          Offering Price(1)        Registration Fee

Common Stock,                    515,000                 $17,375               $8,948,125                $2,362.31
par value $.10 per
share
=======================  ======================= ======================= =======================  ======================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 (the "Act") on the basis of the average of the high ($17.50) and low ($17.25) price of one share of the registrant's Common Stock on October 26, 2000.

(2) Pursuant to Rule 416 under the Act, an indeterminate number of shares of Common Stock that may become issuable pursuant to antidilution provisions of the Richton International Corporation 1990 Long-Term Incentive Plan, as amended (the "1990 Plan") and the Richton International Corporation 2000 Long-Term Incentive Plan, as amended (the "2000 Plan"and together with the 1990 Plan, the "Plans" ) are also being registered.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS


Item 1.           Plan Information

                  Not required to be filed with this Registration Statement.


Item 2.           Registrant Information and Employee Plan Annual Information.

                  Not required to be filed with this Registration Statement.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.           Incorporation of Documents by Reference.

                  The following documents which have been heretofore filed with the Securities and Exchange Commission (the "Commission") by Richton International Corporation (the "Company" or the "Registrant") are incorporated by reference in this Registration Statement:

                  (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1999;

                  (b) The Company's Quarterly Report on Form 10-Q for the period ended March 31, 2000; and

                  (c) The Company's Quarterly Report on Form 10-Q for the period ended June 30, 2000.

                  All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.           Description of Securities.

Authorized Capital Stock

         Under the Company's Restated Certificate of Incorporation (the "Certificate"), the total number of shares of all classes of stock that the Company has authority to issue is 6,500,000 shares, of which 6,000,000 are shares of Common Stock and 500,000 are shares of the Company's preferred stock, par value $1.00 per share.

Common Stock

         Except as described in the next paragraph, holders of Common Stock are entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors, and, except as otherwise required by law, the holders of such shares possess all voting power. The Company's By-laws provide that the Board of Directors is divided into three staggered classes of directors, each having a term of three years, with the term of office of one class expiring each year. Neither the Certificate nor the By-Laws provide for cumulative voting for the election of directors. Thus, under the General Corporation law of the State of Delaware (the "GCL"), the holders of more than one-half of the outstanding shares of Common Stock are able to elect all of the members of the Company's Board of Directors and holders of the remaining shares are not able to elect any director.

         Under the Certificate, the affirmative vote or consent of the holders of four-fifths of all classes of stock of the Company entitled to vote in elections of directors, shall be required, with certain exceptions (i) for the adoption of any agreement for the merger or consolidation of the Company with or into any other corporation, or (ii) to authorize any sale, lease or exchange of all or substantially all of the assets of the Company to, or any sale, lease or exchange to the Company or any subsidiary thereof in exchange for securities of the Company of any assets of, any other corporation, person or other entity, if, in either case, as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon or consent thereto such other corporation, person or entity is the beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of stock of the Company entitled to vote thereon or consent thereto.

         Holders of shares of Common Stock are entitled to receive dividends on such stock out of assets legally available for distribution when, as and if authorized and declared by the Company's Board of Directors and to share ratably in the Company's assets legally available for distribution to stockholders in the event of the Company's liquidation, dissolution or winding up.

         The outstanding shares of Common Stock are, and the shares of Common Stock being issued pursuant to the exercise of awards granted pursuant to the Plans will be, when issued, fully paid for and nonassessable. Holders of Common Stock have no preemptive rights. The Common Stock is listed on the American Stock Exchange.


Item 5.           Interests of Named Experts and Counsel.

                  Marshall E. Bernstein, the Company's Secretary, is a member of Robinson Brog Leinwand Greene Genovese & Gluck P.C., which has issued an opinion with respect to the securities issued pursuant to this Registration Statement.


Item 6.           Indemnification of Directors and Officers.

                  Article SIXTH of the Certificate provides that no director shall be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director except for liability
(i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under ss.174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. The Certificate further provides that if the GCL is amended after approval by the stockholders of such provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.

                  Reference is made to ss.145 of the GCL which provides for indemnification of directors and officers in certain circumstances.

                  Article SIXTH of the Certificate provides that directors and officers shall be indemnified against liabilities arising from their service as directors or officers if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company is also required, with certain exceptions, to indemnify any director or officer threatened to be made a party to an action by or in the right of the Company against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company.

                  Article VII of the Company's By-Laws provides that the Company will indemnify any and all persons whom it shall have power to indemnify pursuant to GCL ss.145 from and against any and all of the expense, liabilities or other matters referred to in or covered by GCL ss.145.

                  The Company maintains officer's and director's liability insurance with policy limits of $10 million insuring its officers and directors against certain liabilities and expenses incurred by them in their capacities as such, and insuring the Company under certain circumstances, in the event that indemnification payments are made by the Company to such officers and directors.


Item 7.           Exemption from Registration Claimed.

                  Not Applicable.

Item 8.           Exhibits.

                  Exhibit
                  Number            Description

                  * 5.1 Opinion of Robinson Brog Leinwand Greene Genovese & Gluck P.C. regarding the securities being registered hereunder.

                  *23.1             Consent of Arthur Andersen LLP

                  *23.2 Consent of Robinson Brog Leinwand Greene Genovese & Gluck P.C. (included in Exhibit 5.1).

                  *24.1 Powers of Attorney (included on the signature page to this Registration Statement).

* Filed herewith.


Item 9.           Required Undertakings.

                  (a)      The undersigned Registrant hereby undertakes:

                           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                                          (i)        To  include any  prospectus
         required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

                                         (ii)       To reflect in the prospectus
                  any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) promulgated pursuant to the Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                                        (iii)        To include  any  material
information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement.


                           (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                                    SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on September 12, 2000.

                              RICHTON INTERNATIONAL CORPORATION


                               By: /s/Fred R. Sullivan
                                   ----------------------------------------
                                      Fred R. Sullivan
                                      Chairman of the Board and
                                      Chief Executive Officer

                       POWERS OF ATTORNEY AND SIGNATORIES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each of the undersigned officers and directors of Richton International Corporation hereby constitutes and appoints Fred R. Sullivan and Cornelius F. Griffin and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him in his name in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any related registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and to prepare any and all exhibits thereto, and other documents in connection therewith, and to make any applicable state securities law or blue sky filings, granting unto said attorneys-in- fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done to enable Richton International Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                  SIGNATURE                                           TITLE                              DATE
                  ---------                                           -----                              ----

/s/ Fred R. Sullivan                          Chairman of the Board and Chief Executive Officer     September 12 , 2000
---------------------------                   (Principal Executive Officer)
    FRED R. SULLIVAN

                                              Vice President and Chief Financial Officer            September 12, 2000
/s/ Cornelius F. Griffin                     (Principal Financial and Accounting Officer)
    --------------------
    CORNELIUS F. GRIFFIN

/s/ Norman E. Alexander
    -------------------                       Director                                              September 12, 2000
    NORMAN E. ALEXANDER

/s/ Donald A. McMahon
    -----------------                         Director                                              September 12, 2000
    DONALD A. McMAHON

/s/ Thomas J. Hilb
    -------------                             Director                                              September 12, 2000
    THOMAS J. HILB

/s/ Richard P. Barnitt
    ------------------                        Director                                              September 12, 2000
    RICHARD P. BARNITT

/s/ Stanley J. Leifer
    -----------------                         Director                                              September 12, 2000
    STANLEY J. LEIFER



                           Commission File Number 333-






                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------



                        RICHTON INTERNATIONAL CORPORATION


                                    FORM S-8


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                ----------------

                                    EXHIBITS

                                  EXHIBIT INDEX

Exhibit
Number                     Description


5.1               Opinion of Robinson Brog Leinwand Greene Genovese & Gluck P.C.
                  regarding the securities being registered hereunder.

23.1              Consent of Arthur Andersen LLP

23.2              Consent of Robinson Brog Leinwand Greene Genovese & Gluck P.C.
                  (included in Exhibit 5.1).

24.1 Powers of Attorney (included on the signature page to this Registration Statement).

                                                                  EXHIBIT 5.1

               ROBINSON BROG LEINWAND GREENE GENOVESE & GLUCK P.C.
                           1345 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10105-0143
                                      -----

                                 (212) 586-4050
                                      -----

                           TELECOPIER: (212) 956-2164



                                November 1, 2000

Richton International Corporation
767 Fifth Avenue
New York, New York 10153


Gentlemen:

                  We have acted as counsel for the Richton International Corporation, a Delaware corporation (the "Company") in connection with the issuance and proposed issuance by the Company of up to 515,000 shares of Common Stock, par value of $.10 per share (the "Shares"), pursuant to the Company's 2000 Long-Term Incentive Plan, as amended (the "Plan") and the registration of the Shares pursuant to the Registration Statement on Form S-8 (together with all exhibits thereto, the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the "Act").

                  This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

                  We have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate certificates of public officials, certificates of officers or representatives of the Company and others, as we have deemed necessary or appropriate for the purpose of rendering this opinion.

                  We are members of the Bar of the State of New York and the opinion expressed herein is limited to the law of the State of New York, the General Corporation Law of the State of Delaware and Federal law of the United States of America.

Richton International Corporation
November 1, 2000
Page 2


                  Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when and to the extent issued pursuant to the Plan, have been and will be validly issued, fully paid and nonassessable shares of common stock of the Company.

                  We consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act.

                              Very truly yours,

                              Robinson Brog Leinwand Greene
                                Genovese & Gluck P.C.


                              By: /s/Marshall E. Bernstein
                                  ------------------------
                                     Marshall E. Bernstein

                                                              EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

                  As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of Richton International Corporation's Form S-8 of our report, dated February 7, 2000 included in the Richton International Corporation's Form 10-K for the year ended December 31, 1999 and to all references to our Firm included in this registration statement.


Roseland, New Jersey
October 20, 2000

                                                     /s/ARTHUR ANDERSEN  LLP